                                                                      EXHIBIT 11

                          TYCO INTERNATIONAL (US) INC.
                         EARNINGS PER SHARE COMPUTATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         YEAR ENDED JUNE 30,
                                                ---------------------------------
                                                  1997         1996        1995
                                                --------     --------    --------

Calculation of earnings per share:

PRIMARY:

Weighted average common shares
  outstanding during the period                  159,733      152,714     147,889

Dilutive effect of the restricted stock
  plan, stock options and warrants using
  the treasury stock method                          535          148       3,129
                                                --------     --------    --------

  Total common equivalent shares                 160,268      152,862     151,018
                                                ========     ========    ========

Income before extraordinary item                $419,002     $310,147    $216,593

Extraordinary item                                     -            -      (2,600)
                                                --------     --------    --------
Net income                                      $419,002     $310,147    $213,993
                                                ========     ========    ========

Earnings per share:

Before extraordinary item                       $   2.61     $   2.03    $   1.43

Extraordinary item                                     -            -        (.02)
                                                --------     --------    ---------

Net income per share                            $   2.61     $   2.03    $   1.42
                                                ========     ========    ========

FULLY DILUTED:(1)

Weighted average common shares
  outstanding during the period                  159,733      152,714     147,889

Dilutive effect of the restricted stock
  plan, stock options and warrants using
  the treasury stock method                          651          236       3,201
                                                --------     --------    --------
  Total common equivalent shares                 160,384      152,950     151,090
                                                ========     ========    ========

Income before extraordinary item                $419,002     $310,147    $216,593

Extraordinary item                                     -            -      (2,600)
                                                --------     ---------   ---------

Net income                                      $419,002     $310,147    $213,993
                                                ========     ========    ========

Earnings per share:

Before extraordinary item                       $   2.61     $   2.03    $   1.43

Extraordinary item                                     -            -        (.02)
                                                --------     ---------   ---------

Net income per share                            $   2.61     $   2.03    $   1.42
                                                ========     ========    ========

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.